Exhibit 10.25
PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement is entered into effective as of July 31, 2007, by and between PURE CYCLE CORPORATION, a Delaware corporation (“Pure Cycle”), and Auginco, a Colorado general partnership, (“Seller”).
RECITALS
WHEREAS, Pure Cycle and Seller are parties to a Comprehensive Amendment Agreement No. 1, dated as of April 11, 1996 (the “CAA”), pursuant to which Pure Cycle is obligated to pay to the parties to the CAA certain proceeds it receives from the sale of Export Water (as defined in the CAA); and
WHEREAS, Seller is a party entitled to receive Gross Proceeds totaling $190,000 in categories (i), (r), (t) of Paragraph 2 of the CAA; and
WHEREAS, Pure Cycle has offered to purchase from Seller its rights to receive all payments under the CAA at a discount to the face amount of the Gross Proceeds to be received, and Seller has accepted the offer, on and subject to the terms set forth herein.
AGREEMENT
NOW THEREFORE, in consideration of the mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. Purchase of CAA Interest. Pure Cycle hereby purchases from Seller, and Seller hereby sells to Pure Cycle, all of its right, title and interest in the CAA. Seller hereby unconditionally and irrevocably transfers, assigns and conveys to Pure Cycle, and Pure Cycle hereby accepts from Seller, all of Seller’s rights related to its interest in the CAA, including, without limitation: (i) the rights of Seller to receive monies and other property or assets due and to become due to Seller with respect to such interest pursuant to the CAA and (ii) all rights of Seller with respect to such interest and to compel performance and otherwise exercise all remedies thereunder (collectively, the “transferred interest”). Pure Cycle hereby accepts the transferred interest and assumes all of the rights, obligations, and responsibilities of Seller under the CAA.
2. Purchase Price. The consideration payable by Pure Cycle for the transferred interest shall be Forty Seven Thousand Five Hundred Dollars ($47,500) (the “Consideration”), payable by cash, check or wire transfer of immediately payable funds to the bank account specified on Exhibit A attached hereto.
3. Effect of Purchase. Upon payment to Seller of the Consideration, all rights of Seller relating in any way to the CAA will be owned by Pure Cycle. Pure Cycle and the Seller agree that this Agreement constitutes an assignment to Pure Cycle of all of Seller’s rights, title and interest in and to the CAA as of the date hereof, and as of the date hereof, the Seller shall cease to possess any rights with respect to the CAA.

4. Representations and Warranties.
(a) Authority. Seller has all requisite right, power and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by the Seller. This Agreement is the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, redemption, reinstatement, and other laws affecting the rights or remedies of creditors generally and (b) general principles of equity.
(b) Ownership of Transferred Interest. The transferred interest represents the entire interest of Seller under the CAA. Seller owns the transferred interest, and passes to Pure Cycle good and marketable title to the transferred interest, free and clear of any lien, encumbrance, pledge, option, charge or assessment of any kind. Seller has not taken any action to sell or otherwise transfer the transferred interest or to mortgage, hypothecate or otherwise encumber the transferred interest, or to grant any lien, pledge, option, encumbrance, adverse interest or claim of any kind on the incidents of ownership of the transferred interest, including any right of first offer or other contractual obligation.
(c) No Conflicts. Seller has full right and power to sell, assign and transfer the transferred interest as provided in this Agreement. The execution, delivery and performance by the Seller of this Agreement does not and will not: (a) conflict with, violate, result in a breach of or constitute a default under any agreement, instrument or obligation to which the Seller is a party or by which the Seller is bound; (b) conflict with or violate any order, judgment, decree, statute, rule or regulation applicable to the Seller; (c) result in the creation or imposition of any Lien against or upon the transferred interest; or (d) require any consent, approval or authorization of, or filing with, any governmental authority or any other third party.
(d) Investment Representatives. Seller understands that the valuation of interests in the CAA is uncertain and that the value derives from future transactions and developments that are largely unknown and unknowable. Seller acknowledges that the Consideration being paid hereunder represents an arms’ length negotiation between Pure Cycle and Seller and represents the fair market value of transferred interest. Seller has read and understands the public filings made by Pure Cycle with the Securities and Exchange Commission. In addition, Seller has been given the opportunity to solicit from Pure Cycle all information relevant to valuation of rights under the CAA, and has received all the information requested. Seller has made an investigation of the pertinent facts related to Pure Cycle and the likelihood of payment under the CAA and has reviewed all information regarding Pure Cycle to the extent it deems necessary in order to be fully informed with respect thereto. Seller is a sophisticated investor, knowledgeable and experienced in financial and business matters and in transactions of this nature, and has made its own assessment of the value of the rights under the CAA. Seller is capable of evaluating the merits and risks of this transaction. Seller understands that subsequent events may prove that values of interests in the CAA were higher or lower than the valuation indicated by the Consideration paid hereunder.

5. Release. Seller, on behalf of itself and its partners and agents, hereby fully and forever releases and discharges Pure Cycle and its officers, directors, agents, employees, affiliates, successors and predecessors from any and all claims, demands, proceedings, causes of actions, orders, obligations, contracts, agreements, debts, guarantees, damages, expenses, costs, attorneys’ fees and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which the Seller now has, has ever had or may hereafter have against Pure Cycle in connection with, related to or arising out of (i) the Seller’s interest under the CAA, (ii) the financing transactions pursuant to which Seller acquired shares of Series A Preferred Stock of Pure Cycle and its interest in the CAA and (iii) the business, operations, management, financing, or other matters relating to Pure Cycle.
6. Survival. Each of the covenants, representations and warranties of the Seller and Pure Cycle made herein shall survive the Closing.
7. Entire Agreement; Amendments; Waivers. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified orally, but only by an agreement in writing signed by the party against whom any waiver or amendment may be sought to be enforced. No action taken pursuant to this Agreement and no investigation by or on behalf of any party hereto shall be deemed to constitute a waiver by such party of compliance with any representation, warranty, covenant or agreement herein. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not be construed as a waiver of any other condition or subsequent breach. The waiver by any party of any part of any condition precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition waived.
8. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.
9. Headings and Exhibits. The section, exhibit and other headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
10. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same Agreement.
11. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado, without giving effect to the principles of conflicts of law of such state.

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the date set forth above.

PURE CYCLE CORPORATION

By:	/s/ Mark Harding

Mark Harding, President

SELLER:

Auginco

By:	/s/ Harrison H. Augur

Harrison H. Augur, general partner

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